Exhibit 99.1

The Clorox Company News Release

CONFIDENTIAL DRAFT: 8-3-05, 12:15 p.m.

Clorox Reports $1.00 EPS in Fourth Quarter; Earns $6.11 EPS in Fiscal 2005; and Confirms Fiscal 2006 Outlook

OAKLAND, Calif., Aug. 4, 2005 – The Clorox Company (NYSE: CLX) (PCX: CLX) today announced that increased sales, new products, cost savings and price increases contributed to solid results for the company’s fiscal fourth quarter and year, which ended June 30, 2005.

“We’re pleased with our fourth-quarter sales growth and our overall performance for the year,” said Chairman and CEO Jerry Johnston. “We continue to focus on achieving our full-year goals and, in spite of a very challenging commodities cost environment, everyone at Clorox is proud of the results we delivered in fiscal-year 2005.”

In accordance with generally accepted accounting principles in the United States (GAAP), Clorox reported fourth-quarter net earnings of $156 million, or $1.00 per diluted share, based on weighted average shares outstanding of 155 million. This compares with net earnings in the year-ago period of $185 million, or 86 cents per diluted share, based on weighted average shares outstanding of 215 million, for an increase of 14 cents per diluted share, or 16 percent. Contributing to current quarter EPS growth were strong sales and favorable impact of the company’s share exchange with Henkel KgaA. Current quarter net earnings also reflect the impact of a slightly favorable tax rate and a foreign-currency gain, described below in “Fourth-Quarter Highlights.”

For the fiscal year, on a GAAP basis, Clorox reported net earnings of $1.1 billion, or $6.11 per diluted share, based on weighted average shares outstanding of 179 million. This compares with year-ago net earnings of $549 million, or $2.56 per diluted share, based on weighted average shares outstanding of 214 million. Current year net earnings include $3.23 diluted EPS from discontinued operations related to the Henkel share exchange. The company reported $2.88 diluted EPS from continuing operations for fiscal year 2005, compared to $2.28 the previous year, an increase of 26 percent.

“Fiscal 2005 was a year of meaningful changes for Clorox,” Johnston said. “We successfully completed our share exchange with Henkel and re-capitalized the company. We continued with the implementation of our long-term strategy. We delivered strong product innovation. We resolved several issues facing our business, including addressing certain tax matters through our previously announced IRS settlement, reaching the decision to repatriate some foreign earnings and taking actions to help offset ongoing intense commodity pressures. I also feel very good about the continued focus on our consumer brand-building activity.”

Fourth-Quarter Highlights

Fourth-quarter sales grew 6 percent to $1.25 billion, compared with $1.19 billion in the base period. Sales growth outpaced 4 percent volume growth primarily due to the benefit of price increases and some modestly favorable foreign exchange rates.

Gross margin in the fourth quarter declined 160 basis points versus the year-ago period to 44.1 percent, primarily due to increased raw-material and manufacturing costs, partially offset by cost savings and price increases. Advertising expenditures and selling and administrative spending were both higher in the quarter, reflecting continuing investment in brand-building activities and higher administrative costs.

The fourth-quarter tax rate was slightly lower than that of the year-ago quarter due to a true-up between the prior year’s final tax-return payments and the amounts accrued for those liabilities, as well as increased benefit from research and development credits. The company also recognized about $11 million in other income from a cumulative foreign-currency gain associated with a subsidiary borrowing transaction. Previously, the currency gain was deferred on the balance sheet.

Clorox generated $302 million of cash provided by operations in the fourth quarter, compared with $368 million in the year-ago period. The year-over-year change was primarily due to the timing of tax payments, including the effects of the IRS settlement. During the quarter, Clorox used part of its cash flow to buy back 2.8 million shares of the company’s common stock at a cost of about $160 million under its ongoing program to offset stock option dilution.

Fourth-Quarter Results by Business Segment

Following is a summary of key fourth-quarter results by business segment. All comparisons are with the fourth quarter of fiscal year 2004.

Household Group – North America

Compared with the year-ago period, the segment had 2 percent sales growth, 5 percent volume growth and 13 percent pretax earnings decline. Sales growth was primarily driven by increased shipments of Clorox® disinfecting wipes, the new Clorox® BathWand™ disposable tub- and shower-cleaning system, Clorox® toilet-bowl cleaner, and bathroom cleaners behind the launch of Clorox® disinfecting bathroom cleaner. These positive results were partially offset by lower shipments of Brita® water-filtration products and auto-care products. Volume growth outpaced sales growth primarily due to higher trade-promotion spending to support new product launches and unfavorable product mix. The pretax earnings decline reflected the impact of higher advertising expenses, trade-promotion spending and unfavorable raw-materials costs, partially offset by the benefit of increased volume and cost savings.

Specialty Group

Compared with the year-ago period, the segment had 7 percent sales growth, flat volume and 13 percent pretax earnings growth. The strong sales results were primarily driven by higher shipments of Glad® products and price increases on Glad® trash bags and GladWare® containers. The company delivered its 12th consecutive quarter of year-over-year volume growth for Glad® trash bags behind the continued strength of Glad® ForceFlex® trash bags, as well as increased volume for the charcoal business. Overall flat volume for the segment resulted primarily from decreased shipments of food products due to category softness and cat litter due to competitive activity. Sales growth outpaced volume growth due to favorable product mix, the benefit of price increases and trade-promotion efficiencies. Pretax earnings reflected the benefit of price increases, cost savings and favorable product mix in the current quarter, and a restructuring and asset-impairment charge in the year-ago quarter related to optimizing the Glad® products supply chain, partially offset by increased raw-material costs in the current quarter.

International

Compared with the year-ago period, the segment had 21 percent sales growth, 14 percent volume growth and 27 percent pretax earnings growth. The strong sales growth was primarily driven by increased shipments of laundry and home-care products in Latin America. Sales growth outpaced volume growth due to the benefit of price increases in Latin America and favorable foreign exchange rates in Asia Pacific and Latin America. Pretax earnings reflected the benefit of higher volume and price increases.

Fiscal 2005 Results

Fiscal-year sales grew 5 percent to $4.4 billion. Volume growth of 5 percent was driven by new products and increased shipments of established products. During the year, the company introduced several new products including Glad® ForceFlex® trash bags, Clorox® BathWand™ cleaning system, Clorox® dual action toilet bowl cleaner and Clorox® disinfecting bathroom cleaner, as well as Glad® Press ‘n Seal Freezer™ wrap and three new flavors of K C Masterpiece® food items.

For the fiscal-year, overall gross margin declined 80 basis points to 43.2 percent, primarily due to higher expenses for raw materials and other supply chain costs, partially offset by cost savings and price increases.

The lower tax rate in fiscal-year 2005 compared to the prior year relates primarily to the release of tax-contingency accruals associated with the IRS settlement and tax benefits and effects arising from the Henkel share exchange.

Clorox generated $765 million of cash provided by operations in fiscal-year 2005, compared to $899 million in fiscal-year 2004. The year-over-year change was primarily due to the timing of tax payments, including the IRS settlement.

Fiscal 2006 Outlook

For fiscal-year 2006, Clorox’s outlook continues to be within its previously communicated long-term target of 3-5 percent sales growth and earnings per diluted share in the range of $3.00-$3.11. As previously communicated, these estimates include the impact of new equity-compensation accounting rules, which include expensing stock options beginning with the new fiscal year. The company now estimates the impact of equity-compensation accounting changes to be about 14-16 cents diluted EPS. In July, the company increased prices on selected items of Clorox® liquid bleach by an average of 9 percent to help address commodity costs. At the same time, the company increased prices on Clorox 2® color-safe bleach and Clorox® Clean-Up® cleaner. In addition, the company expects to increase prices on Glad® food bags by 7 percent in August and cat litter by 4.5 percent in October. The combined effect of commodity cost pressure, price increases and cost savings is expected to result in lower gross margins in the first half of the year, but overall higher gross margins for the full year versus fiscal-year 2005.

For the first quarter of fiscal-year 2006, Clorox continues to anticipate sales growth of 3-5 percent and diluted EPS in the range of 65-72 cents. During the quarter, the company paid approximately $150 million of additional taxes and interest remaining as part of the IRS settlement.

For the second quarter, Clorox anticipates sales growth of 1-3 percent, compared with strong 9 percent sales growth in the year-ago quarter, and diluted EPS in the range of 50-57 cents. Second-quarter diluted EPS outlook reflects approximately $10-15 million in pretax costs associated with a significant charcoal product improvement planned for the back half of the fiscal year. The company also expects sales to be negatively impacted by reduced charcoal shipments in the quarter leading up to the rollout of the product improvement in January. This new charcoal product is expected to generate category growth and enhance margins in the third and fourth quarters. Diluted EPS in the year-ago quarter included 13 cents of earnings, royalties and gain from the company’s former investment in the Henkel Iberica joint venture, which will not repeat in the second quarter of fiscal-year 2006.

In fiscal-year 2006, Clorox will continue to provide financial outlooks for the next quarter and full year as part of its quarterly earnings announcements. The company will discontinue its prior practice of regularly providing an update on each quarter’s outlook during the final month of each quarter unless the company determines that circumstances warrant an update.

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. For additional information about the company’s results, including definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below), visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal-year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.3 million to nonprofit organizations, schools and colleges; and in fiscal-year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management’s estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” and “Management’s Discussion & Analysis” in the company’s SEC Form 10-K for the year ended June 30, 2004, as updated from time to time in the company’s SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin; the company’s actual cost performance; price changes; risks inherent in litigation and international operations; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture with Procter & Gamble regarding the company’s Glad® plastic bags, wraps and containers business; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; and environmental, regulatory and intellectual property matters. In addition, the company’s future performance is subject to risks following the share exchange transaction with Henkel, including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases or otherwise, or interest cost increases greater than management expects, could adversely affect the company’s earnings.

The company’s forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations	Investor Relations
Dan Staublin (510) 271-1622	Steve Austenfeld (510) 271-2270
Jill Koval (510) 271-3253

Condensed Consolidated Statements of Earnings (Unaudited)

In millions, except share and per-share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Net sales	$1,254	$1,185	$4,388	$4,162
Cost of products sold	701	643	2,493	2,331
Gross profit	553	542	1,895	1,831

Selling and administrative expenses	148	135	551	543
Advertising costs	132	124	435	420
Research and development costs	24	23	88	84
Restructuring and asset impairment	(1)	11	36	11
Interest expense	27	9	79	30
Other (income) expense:
Equity earnings and gain on exchange of Henkel Iberica, S.A.	—	(3)	(25)	(11)
Other, net	(8)	(1)	2	2
Earnings from continuing operations before income taxes	231	244	729	752
Income taxes on continuing operations	75	85	214	262
Reversal of deferred taxes from equity investment in Henkel Iberica, S.A.	—	—	(2)	—
Earnings from continuing operations	156	159	517	490

Discontinued operations:
Gain on exchange	—	—	550	—
Earnings from exchanged businesses	1	29	37	87
Reversal of deferred taxes from exchanged business	—	—	6	—
Earnings (losses) from Brazil operations	—	2	—	(4)
Income tax expense on discontinued operations	(1)	(5)	(14)	(24)
Earnings from discontinued operations	—	26	579	59
Net earnings	$156	$185	$1,096	$549
Earnings per common share:
Basic
Continuing operations	$1.02	$0.75	$2.92	$2.31
Discontinued operations	—	0.12	3.28	0.28
Basic net earnings per common share	$1.02	$0.87	$6.20	$2.59
Diluted
Continuing operations	$1.00	$0.74	$2.88	$2.28
Discontinued operations	—	0.12	3.23	0.28
Diluted net earnings per common share	$1.00	$0.86	$6.11	$2.56

Weighted average common shares outstanding (in thousands)
Basic	152,627	212,363	176,586	211,683
Diluted	155,059	214,770	179,176	214,371

Segment Information (Unaudited)

In millions

Fourth Quarter

	Net Sales			Earnings from Continuing Operations Before Income Taxes.
	Three Months Ended		%	Three Months Ended		%
	6/30/2005	6/30/2004	Change (1)	6/30/2005	6/30/2004	Change (1)
Household Group - North America	$537	$529	2%	$148	$170	-13%

Specialty Group	569	534	7%	174	154	13%

International	148	122	21%	28	22	27%

Corporate	—	—	—	(119)	(102)	-17%

Total Company	$1,254	$1,185	6%	$231	$244	-5%

Year To Date

	Net Sales			Earnings from Continuing Operations Before Income Taxes.
	Twelve Months Ended		%	Twelve Months Ended		%
	6/30/2005	6/30/2004	Change (1)	6/30/2005	6/30/2004	Change (1)
Household Group - North America	$2,038	$1,986	3%	$633	$634	0%

Specialty Group	1,788	1,677	7%	435	417	4%

International	562	499	13%	119	115	3%

Corporate	—	—	—	(458)	(414)	-11%

Total Company	$4,388	$4,162	5%	$729	$752	-3%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)

In millions

	6/30/2005	6/30/2004

Assets
Current assets
Cash and cash equivalents	$293	$232
Receivables, net	411	460
Inventories	323	301
Other current assets	63	50
Total current assets	1,090	1,043

Property, plant and equipment, net	999	1,052

Goodwill, net	743	742

Trademarks and other intangible assets, net	599	633

Other assets, net	186	364
Total assets	$3,617	$3,834

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Notes and loans payable	$359	$289
Current maturities of long-term debt	2	2
Accounts payable	347	310
Accrued liabilities	572	643
Income taxes payable	26	24
Total current liabilities	1,306	1,268

Long-term debt	2,122	475

Other liabilities	618	377

Deferred income taxes	84	174

Stockholders’ (deficit) equity
Common stock	250	250
Additional paid-in capital	328	301
Retained earnings	3,726	2,846
Treasury shares	(4,463)	(1,570)
Accumulated other comprehensive net losses	(338)	(274)
Unearned compensation	(16)	(13)
Stockholders’ (deficit) equity	(513)	1,540
Total liabilities and stockholders’ (deficit) equity	$3,617	$3,834

The Clorox Company

Supplemental Volume Growth Information

Due to competitive sensitivities and the size and management of certain business units, The Clorox Company will combine volume results as follows beginning in Q1 FY06: Laundry/Home Care, Water Filtration/Canada/Auto/Professional Products, Bags/Wraps/Containers, and Litter/Food/Charcoal.

	% Change vs. Prior Year
	FY04					FY05
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY

Laundry Care	2%	14%	9%	7%	8%	6%	0%	1%	-1%	1%
Home Care *	-2%	-1%	-4%	5%	0%	8%	15%	3%	14%	11%
Water Filtration	-13%	-2%	21%	21%	6%	0%	7%	-13%	-7%	-3%
Auto Care	-11%	-5%	-2%	-11%	-7%	-12%	-4%	1%	-6%	-3%
Total Household Group - North America*	-3%	2%	1%	4%	1%	4%	7%	1%	5%	5%

Bags & Wraps	11%	9%	9%	7%	9%	14%	9%	3%	3%	7%
Charcoal	9%	7%	7%	6%	7%	-6%	4%	-5%	2%	-1%
Cat Litter	6%	5%	4%	8%	6%	2%	5%	6%	-3%	4%
Cat Litter, excluding divestitures	17%	13%	4%	8%	10%	2%	5%	6%	-3%	4%
Dressings & Sauces	15%	10%	14%	7%	11%	-2%	5%	1%	-5%	1%
Total Specialty Group *	10%	8%	8%	7%	8%	5%	6%	2%	0%	4%
Specialty, excluding Cat Litter divestitures	13%	10%	8%	7%	9%	5%	6%	2%	0%	4%

Total International *	8%	4%	2%	6%	5%	7%	12%	9%	14%	9%

Total Clorox *	3%	4%	4%	5%	4%	5%	8%	3%	4%	5%
Total, excluding Cat Litter divestitures	4%	5%	4%	5%	5%	5%	8%	3%	4%	5%
Total North America, excluding Cat Litter divestitures	3%	5%	4%	5%	4%	4%	7%	2%	2%	4%

* Volume for Soft Scrub and insecticides businesses transferred to Henkel has been excluded for all periods presented.

Note: All business segments have been realigned to reflect management reporting changes (effective Q3 FY’05).

Major drivers of change

Q4 volume softness due to comparisons against prior year launch of Clorox bleach pen gel. Full year increased shipments of Clorox liquid bleach and Clorox2 color-safe bleach.

Q4 and full year volume growth behind Clorox disinfecting wipes, Clorox BathWand shower-cleaning system, and Clorox ToiletWand toilet-cleaning system.

Q4 and full year volume decline due to high levels of promotional activity in the year ago base period.

Q4 and full year volume declines due to overall softness in appearance products category, slightly offset by Armor All gels launch.

Q4 and full year volume growth behind Glad ForceFlex trash bags launch, offset by the anniversary of Press N’ Seal wrap launch pipeline.

Q4 volume growth behind increased merchandising events. Full year Charcoal consumption decline driven by poor weather across the country.

Q4 volume softness driven by competitive promotional activity. Full year volume growth behind record shipments for both Fresh Step and Scoop Away cat litter.

Jonny Cat cat litter divested in Q2 FY03.

Q4 volume declines driven by salad dressing and BBQ sauce category consumption declines. Full year volume growth behind new line extensions.

Strong volume growth behind new products and category/share growth across Latin America. Growth in Australia and New Zealand behind Clorox-branded cleaning products.

The Clorox Company

Reconciliation schedule of operating profit

to earnings from continuing operations before income taxes

In millions

	Three months ended,		Twelve months ended,
	6/30/05	6/30/04	6/30/05	6/30/04

Net sales	$1,254	$1,185	$4,388	$4,162

Gross profit	553	542	1,895	1,831
Gross margin (1)	44.1%	45.8%	43.2%	44.0%

Total operating expenses (2)	304	282	1,074	1,047

Operating profit	249	260	821	784
Operating margin (1)	19.9%	22.1%	18.7%	18.9%

Restructuring and asset impairment costs	(1)	11	36	11
Interest expense	27	9	79	30
Other (income) expense, net	(8)	(4)	(23)	(9)

Earnings from continuing operations before income taxes	$231	$244	$729	$752

(1) Percentages based on unrounded numbers

(2) Operating expenses = selling and administrative expenses, advertising costs and research and development costs

In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.

Operating margin is a measure of operating profit as a percentage of net sales, whereby operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other (income) expense, as reported in the Condensed Consolidated Statements of Earnings (Unaudited).

Management believes the presentation of operating profit and margin provides useful information to investors about current trends in the business.  Operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

The Clorox Company

Supplemental Balance Sheet Information – Preliminary* (unaudited)

For the three-months ended June 30, 2005

Working Capital (WC) Update

	Q4’05	Q4’04	Change	Days ‘05	Days ‘04 (3)	Change
	($ million)	($ million)	($ million)
Receivables, net	$411	$460	-$49	29	33	-4 days
Inventories	323	301	+22	45	44	+1 day
Accounts payable	347	310	+37	46	44	+2 days
Accrued liabilities	572	643	-71
Total WC(1)	$-148	$-166	$ +18
Avg WC% Net sales(2), (3)	-1.9%	-2.6%

•                  Receivables declined due to improved collections and shorter payment terms for Auto.

•                  Inventory was higher primarily due to higher commodities cost increases impacting inventory values.

•                  Accounts payable increased primarily due to the timing of payments and higher inventory balances, while accrued liabilities decreased as a result of tax payments and a decline in trade spending accruals.

Supplemental Cash Flow Information – Preliminary * (unaudited)

For the three-months ended June 30, 2005

Capital expenditures were $62 million

Depreciation and amortization was $48 million

Cash provided by continuing operations

•                  Cash provided by continuing operations was $306 million (24 percent of sales) and vs. $357 million (30 percent of sales) in the three-month period ended June 30, 2004. The variance versus prior year was driven primarily by the timing of certain tax items.

*Preliminary estimates. Final full year numbers will be published in our Form 10-K.

(1)          Working capital is defined as current assets minus current liabilities excluding cash and short-term debt.

(2)          Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(3)          Q4’04 working capital as a percentage of net sales and days in receivables, net, inventories and accounts payable are calculated based on balances as reported in our Form 10-k filed for the year ended June 30, 2004, and do not reflect reclassification of operating results of businesses transferred to Henkel as discontinued operations.